Exhibit 5.1

750 E. PRATT STREET SUITE 900 BALTIMORE, MD 21202 T 410.244.7400 F 410.244.7742 www.Venable.com

October 20, 2025

Huntington Bancshares Incorporated
41 South High Street
Columbus, OH 43287

Re:	Post-Effective Amendment on Form S-8 to Registration Statement on Form S-4 (File No. 333-288793)

Ladies and Gentlemen:

We have served as Maryland counsel to Huntington Bancshares Incorporated, a Maryland corporation (the “Company”), in connection with certain matters of Maryland law relating to the registration by the Company of up to 4,946,495 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company issuable or to be offered or sold pursuant to one or more of the equity compensation or incentive plans listed on Schedule I hereto (each, a “Plan” and collectively, the “Plans”) covered by the Post-Effective Amendment on Form S-8 to Registration Statement on Form S-4, and all amendments thereto (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) by the Company on or about the date hereof under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.          The Registration Statement in the form in which it was transmitted to the Commission under the 1933 Act;

2.          The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.          The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.          Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company relating to, among other matters, the issuance of the Shares, certified as of the date hereof by an officer of the Company;

5.          The Agreement and Plan of Merger, dated as of July 13, 2025 (the “Merger Agreement”), by and between the Company and Veritex Holdings, Inc., a Texas corporation;

Huntington Bancshares Incorporated
October 20, 2025

6.          A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

7.          A certificate executed by an officer of the Company, dated as of the date hereof; and

8.          Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth herein, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.          Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.          Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.          Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of such party set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.          All Documents submitted to us as originals are authentic.  The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.  All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All representations, warranties, statements and information contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.          Upon issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

6.          Each option, stock award, restricted stock unit, right or other security granted, issued or purchased under any of the Plans pursuant to which Shares may be issued upon exercise, exchange or settlement, or otherwise (each, an “Award”), will be duly authorized and validly granted, issued or purchased in accordance with the applicable Plan, and any such Shares will be so issued or purchased in accordance with the terms of such Plan and any applicable stock option agreement, rights agreement or other award agreement entered into in connection with the grant of such Award (each, an “Award Agreement”).

Huntington Bancshares Incorporated
October 20, 2025

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.          The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.          The issuance of the Shares has been duly authorized and, when and if issued, offered or sold and delivered in accordance with the Resolutions and any other resolutions of the Board or a duly authorized committee thereof relating thereto, the applicable Plan and any applicable Award Agreement, and the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning federal law or any other state law.  We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.  To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.  The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP

SCHEDULE I

PLANS

•	Veritex Holdings, Inc. First Amended 2010 Stock Option and Equity Incentive Plan
•	2014 Omnibus Incentive Plan for Veritex Holdings, Inc.
•	2019 Amended and Restated Omnibus Incentive Plan for Veritex Holdings, Inc.
•	2022 Amended and Restated Omnibus Incentive Plan for Veritex Holdings, Inc.
•	2025 Amended and Restated Omnibus Incentive Plan for Veritex Holdings, Inc.